MEMORANDUM OF UNDERSTANDING

(FRAMEWORK AGREEMENT)

BETWEEN

CLEAN COAL TECHNOLOGIES, INC.,

AND

HUAMIN SENIOR FUND GROUP

MEMORANDUM OF UNDERSTANDING

( FRAMEWORK AGREEMENT)

This Memorandum of Understanding (hereinafter referred to as the "MOU") is entered into by and between Clean Coal Technologies, Inc (hereinafter "CCTF), whose address is 12518 West Atlantic Boulevard, Coral Springs, Florida 33071, the United States of America and Huamin Senior Fund Group, (hereinafter "HM"), whose address is in Beijing, the People's Republic of China ("P.R.C" The Parties have reached the following agreements on the cooperation as defined below. CCT1 and HM are collectively referred to as the "Parties" and each individually referred to as a "Party".

The cooperation between the Parties will take the following two phases:

I.

PHASE I; HUAMIN INNER MONGOLIA PROJECT

1. HM will fund, construct and operate a facility in Inner Mongolia Autonomous Region, the P.R.C by utilizing CCTI's technologies under a technology licensing and royalty agreement which shall be executed by the Parties thereafter to produce clean coal products at an estimated annual capacity of one million and five hundred thousand metric tons (1,500,000 metric tons). Due to existing contracts between CCTI, SA1C and Benham which mandate CCTI to use Benham for project design and other matters, HM shall appoint competent Chinese engineering and project management resources acceptable to Benham, which should include English language proficiency.

2. HM agrees and covenants that Benham will be retained by HM as the primary contractor with responsibilities that will include, but not limited to, engineering design, procurement (maximizing local procurements), construction oversight, and overall project management and other related matters in the HM Inner Mongolia Project with an annual output of one million and five hundred thousand metric tons (1,500,000 MT) of clean coal to guarantee a normal operation and expected economic returns after the commissioning of the project.

3. CCTI agrees and covenants that it shall not enter into similar transactions and/or relevant technology transfer agreements with any other party during a period of three (3) months after the commencement of the normal production of the HM Inner Mongolia Project in the P.R.C., subject to mutual agreement as to project schedule and initial production in accordance with technical specifications and performance expectations and achievements of expected goals as defined by CCTI/Benham CCTI cannot hold HM accountable for any schedule changes attributable to non-performance of the CCTI technology and/or Benham design.

4. The initial license fee in the total amount of one million five hundred thousand US dollars ($1,500,000) shall be paid in three (3) instalments.  The first payment shall be one third of the total initial license fee in the amount of five hundred thousand US dollars ($500,000), payable at the date of the submission of the Feasibility Study Report to relevant Chinese government authority regarding the proposed project for approval. The second payment shall be one third of the total initial license fee in the amount of five hundred thousand US dollars ($500,000), payable within six (6) months after the submission of the Feasibility Study Report, The third payment shall be one third of the total initial license fee in the amount of five hundred thousand US dollars ($500,000), payable in lump sum within three (3) months after the commencement of the clean coal production and the normal operations of the project and achievements of expected goals. Future license fees and royalty rates shall be determined by mutual agreement between the Parties on the basis of the tonnage of the clean coal products of the HM Inner Mongolia Project and payable following the commencement of the initial production.

5. HM shall be responsible for obtaining all necessary local Chinese government approvals, permits, etc. relevant to the Inner Mongolia Project, and the delivery of raw materials to the production site.

6. CCT1 will not leverage its current Xing'an League contract to expand additional business beyond current scope of existing agreement.

II.

PHASE II; AGENCY RIGHTS IN CHINA

1. The Parties agree and covenant that right after the commencement of the production of HM Inner Mongolia Project, CCTI shall immediately grant HM the exclusive agency rights to promote CCTI's clean coal technologies in Inner Mongolia and Northern Part of PRC and such authorization shall immediately come into effect These agency rights shall be based on and conditioned upon a mutually agreed business plan that shall be developed by both parties for the designated territory.

2. The Parties shall unconditionally share any upgrade improvements and new developments of production technologies during their cooperation.

III.

CONFIDENTIALITY

Each Party agrees to receive the confidential technical and business information of the other Party on a strictly confidential basis and shall take necessary measures to protect its confidentiality, including but not limited to signing confidentiality agreement with its employees, and is restricted from disclosing it to any third parties without prior consent by the disclosing Party, provided that it is agreed that CCTI. has the right to make any appropriate press announcements concerning this MOU, including the name of HM without mentioning the targeted geography other than "PRC". CCTI agrees and covenants that it shall not execute any agreement or MOU with any third party similar to this MOU during the period that this MOU is in effect.

IV       CONCLUSION OF DEFINITE CONTRACTS

This MOU shall become effect on the date of the signature last affixed to the signature page ("Effective Date")   Both Parties shall enter into contractual discussions on the technology licensing agreement within no more titan 45 days after the Effective Date and conclude a definite agreement within 30 days thereafter. Otherwise, this MOU shall terminate and no longer in effect.

In witness hereof, the Parties to this MOU through their duly authorized representatives have executed this MOU on the days and dates set out below.

CLEAN COAL TECHNOLOGIES, INC.

/S/Douglas Hague, COO

December 14, 2010

HUA MIN SENIOR FUND GROUP

/s/Huay Si De

November 29, 2010